Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266

FMC Corporation Executes $1.5 Billion Credit Agreement
PHILADELPHIA, August 5, 2011 - FMC Corporation (NYSE: FMC) announced today it has executed a new $1.5 billion unsecured credit agreement with a group of lenders. Loans under the facility can be used for general corporate purposes. The agreement has an option to increase the amount available to $2.25 billion and has a five-year term with the option to extend the maturity for up to an additional two years. The new credit facility replaces two existing unsecured credit agreements aggregating approximately $915 million that were scheduled to mature August 28, 2012.

"This financing commitment is an important element in the implementation of our plan for the next five years, Vision 2015," said Pierre Brondeau, FMC's president, chief executive officer and chairman. "Together with FMC's strong balance sheet and significant cash flow, the new credit agreement gives us ample financial resources to grow our existing businesses, pursue external growth opportunities, and reward shareholders with additional liquidity through share repurchases and a growing dividend stream."

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2010 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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